EXHIBIT 10.8

TARRANT APPAREL GROUP

(d.b.a Fashion Resource)

3151 E. Washington Boulevard, Los Angeles, CA 90023

Tel: (323) 881-0325 · Fax: (323) 881-0332

Our Ref TA/PR-S/0050/CHL

22 September 2008

PRIVATE & CONFIDENTIAL

Mr Chu Hok Ling, Henry

16 Durham Road

Kowloon Tong

Kowloon

Hong Kong

Dear Mr Chu

Employment Contract

It is our pleasure to renew the term of your employment as President of Tarrant Company Limited (“the Company”), a subsidiary company of Tarrant Apparel Group (“the Group”), for 2 years commencing from 19 September 2008 under the following terms and conditions:

1.	You will be responsible for overseeing the business activities and operation of the Company. The Group’s management will review with you from time to time the missions and expectations to be accomplished.

2.	Your salary will be HKD 200,000 per month but be reviewed In December, 2008.

3.	In addition to paid public holidays, you will be entitled to annual leave of 12 working days every calendar year.

4.	You will be entitled to enrollment in the Company’s Group Medical Insurance Scheme and the Company’s Mandatory Provident Fund Scheme.

5.	You will be entitled to discretionary incentive payments to be distributed from the Company’s Incentive Plan, including the 13th month.

6.	This Employment Contract will be, upon completion of the 2-year term, automatically renewed on an annual basis thereafter. Either party who wishes to terminate the contract has to give 2 months’ advance notice in writing to the other party.

7.	The Company may terminate employment at any time without notice or payment in lieu of notice if you disobey a lawful and reasonable order of direction, misconduct yourself, or are guilty of any act of dishonesty or are habitually negligent in conducting your duties. In the event of such termination, the Company shall not be liable to pay any compensation.

8.	During the term of the employment with the Company, you agree not to be employed or engaged by any other person, firm or company which is in competition with the Company and the Group or to acquire any interest in any other undertaking carrying on business of similar nature or in competition with the Company and/or the Group or the Group’s associated companies without prior consent of the Board of Directors.

9.	You shall not during your employment or at any time after its termination for any reason whatsoever disclose to any person or persons whatsoever or otherwise make use of any confidential or secret information not limited to details of the Company’s end-buyers or suppliers which you have or may in the course of your employment become possessed relating to the Company and/or the Group and/or any of its associated companies, or relating to know-how, inventions or improvements or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company and/or the Group and/or any of its associated companies or any others of its or their suppliers, agents, distributors or customers.

10.	You must declare to the Company any financial interests, direct or indirect, which you or members of your immediate family have, in any business or other organizations which compete with the Company and/or the Group or with which the Company and/or the Group has business dealings.

11.	You shall not without the prior consent of the Board of Directors whether alone or jointly with any other person or persons directly or indirectly in Hong Kong and/or U.S.A. during and for a period of 12 months after the termination for whatsoever reason of your employment:

i.	engage in any business concern which shall be in competition with the Company and/or with the Group and/or with any of its associated companies;

ii.	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company and/or the Group and/or any of its associated companies in respect of the provision or sale of which you may have been engaged during your employment with the Company and/or the Group and/or any of its associated companies, any person or persons who at the date of termination hereof or within one year prior to such date is or was a client or customer, supplier or sub-contractor of the Company and/or the Group and/or any of its associated companies;

iii	interfere or take such steps as may interfere with the continuance of supplies to the Company and/or the Group and/or any of its associated companies from any suppliers or sub-contractors who have been supplying materials or services, or manufacturing goods for the Company, and/or the Group and/or any of its associated companies;

iv.	solicit or endeavour to solicit or entice away from the Company and/or the Group and/or any of its associated companies any employees of the Company and/or the Group and/or any of its associated companies:

v.	deal with any person or persons who or which at any time during the period of one year prior co such date have been in the habit of dealing with the Company and/or the Group and/or any of its associated companies.

The Company reserves its right to take appropriate legal actions against you for any damages and costs arisen, should you breach this term of employment.

13.	On leaving employment, you should return to the Company all property, documents and correspondence, belonging to or relating to the Company, its business or affairs.

14.	The terms and conditions set out herein shall be in substitution for any subsisting agreement or arrangement or representation (oral or otherwise) made between you and the Company, which shall be deemed to have been terminated by mutual consent as from the date of your acceptance of the terms and conditions set out in this Contract.

15.	This Contract is construed and governed by the laws of the Hong Kong Special Administrative Region of the People Republic of China.

Please sign and return a copy of this Employment Contract to us as your acceptance of appointment.

Yours sincerely	Signed & Confirmed by:
For & on behalf of Tarrant Company Limited

/s/ Todd Kay	/s/ Chu Hok Ling, Henry
Todd Kay	Chu Hok Ling, Henry
Vice Chairman	Date
Tarrant Apparel Group